For the period ended 9/30/99                                         All Series
File No. 811-3333

Sub-Item 77C:  Submission of matters to a vote of security holders
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     The definitive Proxy Statement used in connection with the USAA TAX  EXEMPT
FUND, INC., Special Meeting of Shareholders on October 15, 1999 was filed with the Securities and Exchange Commission on August 20, 1999 and is hereby incorporated by reference.

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On October 15, 1999, a special meeting of  shareholders  was held to vote on the following proposals. All proposals were approved by the shareholders. All shareholders of record on August 19, 1999 were entitled to vote on each proposal. The number of votes shown below are shown for the entire USAA Tax Exempt Fund, Inc. (the Company) for proposals 1 and 2.

(1)  Proposal to elect a Board of Directors as follows:

       DIRECTORS                     VOTES FOR            VOTES WITHHELD
       ---------                     ---------            --------------
     Robert G. Davis               1,653,325,550            19,504,676
     Michael J.C. Roth             1,653,325,550            19,504,676
     David G. Peebles              1,653,325,550            19,504,676
     Robert L. Mason               1,653,325,550            19,504,676
     Michael F. Reimherr           1,653,325,550            19,504,676
     Richard A. Zucker             1,653,325,550            19,504,676
     Barbara B. Dreeben            1,653,325,550            19,504,676

John W. Saunders, Jr. and Howard L. Freeman, Jr. did not stand for re-election to the Board. Their term of office will terminate on December 31, 1999.

(2) Proposal to ratify or reject the selection by the Board of Directors of KPMG LLP as auditors for the Company for the fiscal year ending March 31, 2000.


                           NUMBER OF SHARES VOTING
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                 FOR                 AGAINST             ABSTAIN
                 ---                 -------             -------
            1,631,286,201           19,197,037          22,346,988